Exhibit 10.1

Non-Employee Director Compensation Policy

Directors of Vivani Medical, Inc. (the “Company”) that are not employees of the Company or one of its subsidiaries receive compensation for their services to the Board of Directors of the Company (the “Board”) and related committees as set forth below.

Annual Cash Retainer Fees

Effective September 1, 2022, the annual cash retainer fees for non-employee Directors of the Company will be as follows:

Description	Annual Amount

Retainer	$35,000

Chairman of the Board additional retainer	$20,000

Chair of standing Committees additional retainer
Audit Committee	$20,000
Compensation Committee	$12,000
Nominating & Governance Committee	$8,000

Member of standing Committees additional retainer
Audit Committee	$10,000
Compensation Committee	$6,000
Nominating & Governance Committee	$4,000

These retainer fees are paid to the non-employee Director on a quarterly basis, with each installment being equal to one-fourth of the annualized amount set forth above and being paid in cash at the end of each quarter of service. The retainer fees shall be pro-rated based on the number of actual days served by the non-employee Director during such quarter.

For clarity, the Committee Member retainer shall be payable to each member of the respective Committee who is not also the Chair of that Committee. The Chair of a Committee shall be entitled to receive only the Committee Chair retainer for that particular Committee.

Any non-employee Director may choose to receive the equivalent of the annual cash retainer for that non-employee Director in an option to buy common stock in the Company instead of in cash. Any such election shall be made (i) for any continuing non-employee Director, by December 31st of the calendar year preceding the year with respect to any cash compensation is earned and (ii) for any new non-employee Director, within 30 days of his or her election to the Board. Any election (A) shall be irrevocable with respect to such calendar year and (B) shall automatically apply to the annual cash retainer for each subsequent calendar year unless otherwise revoked prior to the start of such calendar year. The number of option shares will be set to be equivalent to the Value of the total annual retainer fee for that non-employee Director. The grant date for these options will be January 1 (or as soon as administratively practicable following the date the non-employee Director is appointed to the Board, if later). These options will have a ten year term and an exercise price per share equal to the closing price of the Company’s common stock on the grant date (or, if there is no closing price for such date, the closing price on the last date preceding such date for which there is a closing price) and will vest one-fourth at the end of each calendar quarter following the grant date, subject to continued service through such date; provided, that for such grant made to a new non-employee Director after January 1 the number of option shares that will vest at the end of the first calendar quarter following such grant shall be pro-rated based on the number of actual days served by the non-employee Director during such quarter. Each option grant will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Compensation Committee of the Board to evidence such type of grant pursuant to this policy.

Equity Award Grants

The following equity award grant policies are adopted effective September 1, 2022 (the “Effective Date”). The equity awards set forth herein will be made from the Company’s 2022 Omnibus Incentive Plan, as amended from time to time, or any successor plan designated by the Board (“Plan”):

Initial Options Grant: Each non-employee Director who initially joins the Board (who was not immediately prior to joining the Board an employee of the Company or one of its subsidiaries) will receive a grant of an option to purchase Company common stock upon appointment to the Board of Directors. The number of option shares will be set to be equivalent to the Value of the annual retainer fee. These options will have a ten year term and an exercise price per share equal to the closing price of the Company’s common stock on the grant date (or, if there is no closing price for such date, the closing price on the last date preceding such date for which there is a closing price) and will vest in monthly installments over the three-year period following the grant date, subject to continued service through such date. Each option grant will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Compensation Committee to evidence such type of grant pursuant to this policy.

Annual Options Grant: On the date of the Company’s annual meeting of stockholders each non-employee Director then in office and who will continue to serve as a member of the Board will receive a grant of an option to purchase Company common stock. The number of option shares will be set to be equivalent to the Value of the annual retainer fee . These options will have a ten year term and an exercise price per share equal to the closing price of the Company’s common stock on the grant date (or, if there is no closing price for such date, the closing price on the last date preceding such date for which there is a closing price) and will vest in total on the earlier of (i) the first anniversary of the grant and (ii) the next annual meeting of stockholders, subject to continued service through such date. Each option grant will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Compensation Committee to evidence such type of grant pursuant to this policy. In the event of a Sale Event (as defined in the Plan), the equity awards granted to the non- employee Directors pursuant to this policy shall become 100% vested and exercisable.

Value: For purposes of this policy, “Value” means the grant date fair value of the stock option (i.e., Black-Scholes value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board Accounting Standards Codification Topic 718

Stock Ownership Guidelines

The Board has determined not to enact any stock ownership guidelines for non-employee Directors at this time.

Cap on total annual Compensation

The maximum total cash and equity compensation for non-employee Directors for their service as a member of the Board shall not exceed $750,000 per calendar year for the Board Chair. The maximum total cash and equity compensation for other non-employee Directors for their services as members of the Board shall not exceed $500,000 per calendar year except for a maximum of $750,000 including an Initial Options Grant in the first calendar year an individual becomes a non-employee Director. For this purpose, the amount of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Partial Terms of Office

In the event a non-employee Director leaves the Board before the end of his or her term due to resignation, death, or removal, cash retainer fees will be paid to that non-employee Director on a pro rata basis. Any equity grants already made to that non-employee Director will be governed by the provisions of the plan under which they were granted.

Expense Reimbursement

Reasonable and customary expenses associated with travel on Board or Committee business or other expenses incurred at the request of the Board will be reimbursed by the Company.

Prohibited Compensation

Non-employee directors of the Company will not be engaged as paid consultants or advisors by the Company or any of its subsidiaries.

The Board of Directors may amend or terminate this policy at any time.

Adopted: November 7, 2022